Exhibit 10.5
AGREEMENT FOR ASSIGNMENT OF AN UNDIVIDED INTEREST IN REAL
PROPERTY AND ITS APPURTENANCES
THIS AGREEMENT (“Agreement”), made and entered into this 9th day of December, 2008, by and between Ameren Energy Generating Company, an Illinois corporation, successor in interest to Union Electric Development Corporation, with offices at One Ameren Plaza, 1901 Chouteau Avenue, P. O. Box66149, MC 427, St. Louis, MO 63166-6149 (hereinafter referred to as “SELLER”) and One Earth Energy LLC, an Illinois limited liability company of Gibson City, Illinois (hereinafter referred to as “BUYER”).
WHEREAS, Seller is the owner of natural gas pipeline easements and rights of way, and a natural gas lateral line located on such easements and rights of way, running from a point in Section 10, Township 4 North, Range 2 East, McLean County, Illinois, where Seller’s natural gas lateral line connects with the interstate natural gas pipeline system owned and operated by Natural Gas Pipeline Company of America (hereinafter referred to as “NGPL”) through portions of McLean and Ford Counties, Illinois to a point in Section 10, Township 23 North, Range 7 East, Ford County, Illinois (said easements, rights of way, and natural gas lateral line are hereinafter collectively, the “Property”, and all such easements and rights of way are attached hereto as Exhibit “A”);
WHEREAS, Seller desires to assign to buyer and Buyer desires to accept an undivided ten percent (10%) interest in said Property for a term of ten years, on the terms and conditions set forth herein.
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

NOW THEREFORE, in consideration of a One Thousand Dollars ($1,000.00) non-refundable transaction fee paid to Seller by Buyer upon execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and provisions of the parties contained herein, it is therefore agreed between the parties as follows:
1. Assignment. Seller hereby assigns to Buyer an undivided ten percent (10%) interest in the Property, together with any easements and servient estates appurtenant thereto (hereinafter referred to as “Buyer’s Property”) on the terms and conditions set forth herein.
2. Purchase Price. The purchase price of Buyer’s Property (including all principal and interest) shall be the sum of ***Dollars ($***) (hereinafter referred to as the “Purchase Price”), which amount shall be paid to Seller in one hundred twenty (120) equal monthly installments of *** ($***). The first installment shall be made on February 1, 2009. Subsequent installments shall be made on or before the tenth day of each subsequent month until payments in the total amount of *** Dollars ($***) have been made as full payment of the Purchase Price. Buyer shall have the right to prepay the remaining unpaid balance of the Purchase Price (discounted by an annual interest rate of 6%) at any time, in the sole discretion of Buyer.
3. Term. This Agreement shall commence on the date first written above and shall continue for a term of ten years (“Term”). The Term of this Agreement shall expire on January 31, 2019, or such earlier date as provided for in this Agreement, at which time Buyer’s Property will revert to Seller. Notwithstanding the foregoing, Seller agrees to provide notice to Buyer on or before the expiration of the initial seven years of the Term, or on or before January 31, 2016 regarding Seller’s willingness to continue to assign Buyer’s Property to Buyer after the expiration of the Term. In the event that Seller determines that it will not continue to assign Buyer’s Property to Buyer after the expiration of the Term, subject to the below terms and Buyer securing the consent and execution of necessary documents by the grantors of all easements associated with Buyer’s Property and the approvals of any other necessary parties, Seller hereby agrees to allow Buyer to install an additional pipeline (the “Additional Pipeline”) contiguous with Seller’s
***	Confidential material redacted and filed separately with the Commission.

existing pipeline and will, upon the request of Buyer, prepare a memorandum in recordable form that Seller has so consented. Notwithstanding the foregoing: (a) the construction plans for the Additional Pipeline are subject to approval by Seller, which approval shall not be unreasonably withheld; (b) the Additional Pipeline shall not interfere or diminish Seller’s access to, use of, and rights under the easements associated with the Property, including, without limitation, any rights of Seller to expand the existing natural gas pipeline on the Property and/or to replace or modify such pipeline; and (c) the Additional Pipeline shall comply with all regulations and other laws associated with the construction and operation of a natural gas pipeline. Notwithstanding the foregoing, Seller does not waive and hereby preserves its right to object to the Additional Pipeline if the construction, maintenance or operation of the Additional Pipeline (or any plan or proposal relating to the development, construction, maintenance or operation of the Additional Pipeline) interferes with or poses a threat to the safe and efficient use of the Property, or if Buyer is unable to provide Seller with sufficient evidence of Buyer’s ability to finance the construction of the Additional Pipeline to completion in accordance with construction plans approved by Seller. Buyer shall indemnify, defend and hold harmless Seller from and against all loss, cost, damages and liability, including reasonable attorneys’ fees and expenses of litigation, arising out of Buyer’s construction and operation of the Additional Pipeline.
4. Delivery of Instrument of Conveyance; Possession. As of the date of execution of this Agreement, Seller shall deliver to Buyer the instrument of conveyance contemplated by this Agreement in substantially the form attached hereto as Exhibit “B”. Buyer, concurrently with due performance on Buyer’s part shall be entitled to possession of the Property upon delivery of such instrument of conveyance, and thereafter so long as Buyer shall perform the obligations of this Agreement.

5. Security Interest. For value given and as security for Buyer’s obligations under this Agreement, Buyer hereby grants to Seller a present and continuing first priority security interest in, lien on, and right of setoff against Buyer’s Property. Seller may demand, and Buyer will promptly execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by Seller to create, preserve, perfect or validate Seller’s security interest, lien and right of setoff against Buyer’s Property and any other property in which Buyer specifically grants Seller a security interest or lien. Buyer will promptly give notice to Seller of, and defend against, any suit, action, proceeding or lien that involves the Property or that could adversely affect any security interest, lien, or right of setoff granted by Buyer to Seller.
6. Buyer’s Inspection. Subject to Seller’s representations, covenants and warranties set forth in Section 13(b) below, Buyer has inspected the condition of the Property and accepts Buyer’s Property in its as is condition with all faults.
7. Seller’s Title. Subject to Seller’s representations, covenants and warranties set forth in Section 13(b) below, Buyer has had the opportunity to examine Seller’s title to the Property and accepts title to Buyer’s Property.
8. Maintenance of Natural Gas Lateral Line. Seller agrees to maintain the Property in its current condition and make any repairs necessary to maintain its current condition at no additional cost to Buyer, unless the natural gas lateral line is substantially destroyed by a natural disaster, an Act of God or by an act of terrorism, any one of which shall relieve Seller of the duty to maintain the Property. Notwithstanding the foregoing, if the natural gas lateral line is damaged by the negligence or willful misconduct of the Buyer, all repairs to the natural gas lateral line shall be made by Seller but at the sole expense and cost of Buyer.

9. Buyer’s Right to Use the Natural Gas Lateral. Subject to and conditioned upon the parties hereto reaching a definitive operating agreement (the “Operating Agreement”) governing their rights and responsibilities regarding the transportation and delivery of natural gas to be supplied to Buyer through the natural gas lateral line, Seller shall not use the Property in any way that interferes with or diminishes Buyer’s ability to have full use and access of Buyer’s Property. Seller shall not sell, lease or grant any interest in the Property that may in any way interfere with Buyer’s use of Buyer’s Property without prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may use Buyer’s Property for the transportation and delivery of natural gas to its facilities described in the Operating Agreement, provided Buyer’s use does not interfere with Seller’s current and intended future use of the remainder of the Property. Buyer’s daily use of the Property throughout the term of this Agreement shall be limited to no more than 10% of the capacity of the Property (specifically the natural gas lateral line constituting a part of the Property) to transport natural gas at an operating pressure of 400 psig. Buyer shall install measurement equipment as indicated in the Operating Agreement, at the point at which Buyer connects to such natural gas lateral line. The cost of the measurement equipment as well as the cost of installing the same shall be the responsibility of Buyer. Buyer shall be responsible for all gas management as to the gas so transported by Buyer through the natural gas lateral line.
10. Damage to Natural Gas Lateral Caused by Third Party. In the event the natural gas lateral line which is the subject of this Agreement is damaged by a third party, Seller shall be responsible for repairing the natural gas lateral line with reasonable promptness to restore the Property to its full functioning condition. Seller shall not, however, be liable to Buyer for any disruption in gas supply to Buyer during the time the natural gas lateral line is under repair under this section, provided that Seller shall be liable for such disruption to the extent that such disruption is caused by Seller or Seller unreasonably delays its performance of the repairs required under this section. Notwithstanding the foregoing, Seller shall not be liable for any such disruption or delays in repairs caused by any labor disputes, strikes, casualty, condemnation, civil disorder, war, restrictive government regulations, shortage or delay in shipment of material or fuel, unusually adverse weather or wet soil conditions, acts of God or similar causes beyond the reasonable control of Seller.

11. Calibration/Adjustment of Measurement Equipment. Each party shall have the right to be present during any reading, testing, calibrating, adjusting, installing, changing and/or repairing of the gas measurement equipment and meter. The gas measurement equipment and meter related solely to Buyer’s Property shall be calibrated annually by NGPL or its duly appointed agent at the expense of Buyer.
12. Taxes and Transfer Stamps.
(a) Seller shall be responsible for payment of all real estate taxes and special assessments (if any) relating to the Property and shall pay the same before they become delinquent.
(b) Seller shall pay for any state and local transfer tax or deed stamp tax incurred in connection with the assignment of Buyer’s Property to Buyer.
13. Representations, Warranties, and Covenants.
(a) Buyer hereby represents, warrants and covenants to Seller:
(i) Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Illinois and is duly registered and authorized to do business and is in good standing in the State of Illinois;
(ii) Buyer has all requisite power and authority to execute and deliver this Agreement and to carry on the business to be conducted by Buyer under this Agreement and to enter into and perform Buyer’s obligations hereunder;

(iii) The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary action on the part of Buyer and do not and will not conflict with or constitute a breach of or default under any of the terms, conditions, or provisions of Buyer’s organizational documents or bylaws or any indenture, mortgage, other evidence of indebtedness, or other agreement or instrument, license or permit or any statute or rule, regulation, order, judgment, or decree of any governmental authority to which Buyer is a party or by which Buyer or any of its properties is bound or subject;
(iv) All necessary and appropriate action that is required on Buyer’s part to execute this Agreement has been completed;
(v) Buyer has the power and authority to grant to Seller a valid, enforceable, first-priority security interest in, lien on, and right of setoff against Buyer’s Property being assigned to Buyer pursuant to this Agreement;
(vi) This Agreement is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law;
(vii) The sum of Buyer’s property is greater than the sum of Buyer’s debts, at fair market valuation;
(viii) Buyer is not Bankrupt (hereinafter defined) and there are no proceedings pending, contemplated by, or threatened against Buyer which would result in Buyer being or becoming Bankrupt;
(ix) The Purchase Price for Buyer’s Property is fair and adequate;
(x) There are no legal proceedings pending or threatened against Buyer or Buyer’s affiliates that could adversely affect Buyer’s ability to perform Buyer’s obligations under this Agreement;

(xi) All of Buyer’s representations, warranties and covenants contained in this Agreement are of a continuing nature and shall be maintained during the term of this Agreement; and
(xii) Until for the earlier of: (a) the date on which the term of the Agreement expires or is terminated; and (b) such time as the Purchase Price for Buyer’s Property is paid in full, Buyer shall notify Seller immediately if Buyer learns that any of the representations, warranties or covenants in this Agreement are not true.
(b) Seller hereby represents, warrants and covenants to Buyer:
(i) Seller is a corporation, validly existing and in good standing under the laws of the State of Missouri, and is in good standing and duly registered and authorized to do business in the State of Illinois;
(ii) Seller has all requisite power and authority to execute and deliver this Agreement and to carry on the business to be conducted by Seller under this Agreement and to enter into and perform Seller’s obligations hereunder;
(iii) The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller and do not and will not conflict with or constitute a breach of or default under any of the terms, conditions, or provisions of Seller’s organizational documents or bylaws or any indenture, mortgage, other evidence of indebtedness, or other agreement or instrument or any statute or rule, regulation, order, judgment, or decree of any governmental authority to which Seller is a party or by which Seller or any of its properties is bound or subject;
(iv) All necessary and appropriate action that is required on Seller’s part to execute this Agreement has been completed;

(v) Seller has the power and authority to convey to Buyer the title to Buyer’s Property contemplated in this Agreement;
(vi) This Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law;
(vii) The sum of Seller’s property is greater than the sum of Seller’s debt, at fair market valuation;
(viii) Seller is not Bankrupt (hereinafter defined) and there are no proceedings pending, contemplated by, or threatened against Seller which would result in Seller being or becoming Bankrupt;
(ix) The Purchase Price for Buyer’s Property is fair and adequate;
(x) There are no legal proceedings pending or threatened against Seller or Seller’s affiliates that could adversely affect Seller’s ability to perform Seller’s obligations under this Agreement;
(xi) All of Seller’s representations, warranties and covenants contained in this Agreement are of a continuing nature and shall be maintained during the term of this Agreement;
(xii) Seller owns the Property free and clear of any liens and encumbrances, and free and clear of any interests of third parties (except as have been specifically disclosed to Buyer in writing), and Seller is able to convey to Buyer clear title in Buyer’s Property;
(xiii) Seller is not aware of any material defects in or on the Property or other problems that are likely to interfere with Seller’s use of the Property;

(xiv) Seller has not received any written notice that remains outstanding and uncured from a governmental agency that the operation and use of the Property by Seller or any other party violate any applicable law, statute, or ordinance of any governmental authority;
(xv) Seller has not received written notice that the Property is subject to any investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment;
(xvi) There are no written agreements with any other person for the sale or other conveyance of Buyer’s Property;
(xvii) Excluding any approvals for or in connection with the potential development, construction, maintenance, and operation of the Additional Pipeline, Seller has received all requisite approvals of any parent organization, governmental unit, or other party necessary to consummate the transaction contemplated in this Agreement and convey clear title to Buyer’s Property to Buyer; and
(xviii) Until the earlier of: (a) the date on which the term of this Agreement expires or is terminated; and (b) such time as the Purchase Price for Buyer’s Property is paid in full, Seller shall notify Buyer immediately if Seller learns that any of the representations, warranties or covenants in this Agreement are not true.
(c) Buyer or Seller will be deemed “Bankrupt” for purposes of this Agreement if such party: (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) becomes insolvent, (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to the party or any substantial portion of the party’s property or assets, or (5) is generally unable to pay the party’s debts as they fall due.

(d) In the event that Buyer or Seller becomes Bankrupt: (1) the automatic stay of Section 362 of Title 11 of the United States Code and any other insolvency, reorganization or similar law shall be automatically lifted with respect to the other party and Buyer’s Property; (2) Seller (if Buyer is the bankrupt party) may take any and all action necessary to collect the balance of the Purchase Price for Buyer’s Property and any other indebtedness owing to Seller from Buyer; and (3) Seller (if Buyer is the bankrupt party) may take any and all action necessary to protect Buyer’s Property and the security interest, lien and right of setoff that Buyer granted to Seller pursuant to this Agreement.
14. Adequate Assurance. If Seller has commercially reasonable grounds for insecurity regarding payment or performance by Buyer under this Agreement, including, but not limited to, payment of the Purchase Price and the obligation to indemnify pursuant to Section 3 hereof, then Seller may require Buyer to transfer Adequate Assurance to Seller. Adequate Assurance is due by 5:00 p.m. on the fifth business day following the date of the request. “Adequate Assurance” means cash or a letter of credit from a financial institution, in an amount, and for a term reasonably acceptable to Seller.
15. Default.
(a) An “Event of Default by Buyer” shall occur under this Agreement if Buyer: (i) fails to pay any installment of the Purchase Price or any other payment when due, as required of Buyer under this Agreement; (ii) fails to provide Seller with Adequate Assurance when due; (iii) makes a materially incorrect or misleading representation or warranty; (iv) breaches a covenant; or (v) otherwise fails to perform the conditions and agreements provided herein, at the times when due.
(b) An “Event of Default by Seller” shall occur under this Agreement if Seller: (i) fails to assign Buyer’s Property to Buyer as required under this Agreement; (ii) makes a materially incorrect or misleading representation or warranty; or (iii) otherwise fails to perform the conditions and agreements provided herein, at the times when due.

(c) If an Event of Default by Buyer or an Event of Default by Seller (either referred to herein as an “Event of Default”) occurs, the non-defaulting party shall give written notice of the Event of Default to the defaulting party either by registered mail, return receipt requested, at the address for the defaulting party set forth in Paragraph 23 of this Agreement (or such other address that a party may subsequently specify in writing to the other party), or by personal delivery of such notice to the defaulting party. Notices are deemed to be received on the day of delivery, if delivered by personal delivery, or three (3) days after the notice is deposited in the mail, if delivered by registered mail, return receipt requested. The defaulting party shall have ten (10) days from the receipt of notice of the Event of Default to cure any monetary Event of Default and thirty (30) days from the receipt of notice of the Event of Default to cure any nonmonetary Event of Default. In the event of a nonmonetary Event of Default which cannot reasonably be cured within thirty (30) days from receipt of the notice, the defaulting party may cure such nonmonetary Event of Default by commencing such cure within said thirty (30) days and diligently pursuing such cure to completion. If an Event of Default is not cured within the time periods allotted above, the non-defaulting party, at its option, shall have in addition to all other remedies provided by law and in equity, the following rights and remedies:
(i) In the case of an Event of Default by Buyer, Seller shall have the right to accelerate and declare due and payable the remaining balance of the Purchase Price for Buyer’s Property. In the event that Seller accelerates, Buyer shall have thirty (30) days thereafter within which to pay the balance of the Purchase Price and Seller’s reasonable attorney’s fees and costs. In the event that Seller accelerates and Buyer fails to pay the balance of the Purchase Price within thirty (30) days, all payments theretofore made by Buyer to Seller pursuant to this Agreement shall be considered damages for breach of this Agreement and compensation for the use and occupation of Buyer’s Property, and the same shall be retained by Seller, it being understood and agreed that under the circumstances damages would be impractical and extremely difficult to fix. In addition to the above remedies, Seller shall have the right to pursue any remedies available at law or in equity.

(ii) In the case of an Event of Default by Seller, Buyer shall have the right to pursue any remedies available at law or in equity.
16. Notice and Right to Cure. In the event that Seller delivers a written notice of an Event of Default to Buyer pursuant to Section 15(c), Seller shall contemporaneously deliver a copy of such written notice to Buyer’s lender (“Lender”) at the address provided in Paragraph 23 of this Agreement (or such other address that Lender may subsequently specify in writing to Seller). Seller may accelerate and declare the remaining balance of the Purchase Price due and payable, but Seller shall not terminate this Agreement until and unless Lender has failed to cure any Event of Default by Buyer within the appropriate time period as set forth above in Section 15(c). If Lender cures such Event of Default by Buyer within the appropriate time period as set forth above in Section 15(c), the payment terms pursuant to any acceleration of the remaining balance of the Purchase Price shall revert to the payment terms set forth above in Section 2.
17. Attorney’s Fees and Costs. In the event that there is an Event of Default under this Agreement and it becomes necessary for any party hereto to employ the services of an attorney either to enforce or to terminate this Agreement, with or without litigation, the losing party to the controversy shall pay to the successful party a reasonable attorney’s fee and, in addition, such reasonable costs and expenses incurred in enforcing or terminating this Agreement.
18. Waiver of Default. If there is an Event of Default under this Agreement, and if such Event of Default is waived, such waiver shall not constitute a waiver of any subsequent Event of Default, and shall not serve to vary the terms of this Agreement.

19. Entire Agreement. It is hereby expressly understood and agreed by the parties that this Agreement constitutes the entire understanding of the parties with regard to the terms and conditions of the transaction contemplated herein. In addition, all warranties are disclaimed by Seller and waived by Buyer except those expressly made herein.
20. Assignment by Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of Seller, which consent will not be unreasonably withheld; provided however, subject to Section 5 of this Agreement, Buyer may collaterally assign this Agreement to Lender and Seller hereby consents to any collateral assignment of this Agreement to Lender. Seller shall execute any reasonable consents required by Lender for such collateral assignment, in form acceptable to Seller and Lender. If Lender takes possession of Buyer’s Property, then Seller will continue to perform its obligations under this Agreement so long as Lender or any such successor performs Buyer’s obligations under the Agreement from and after the date Lender or such successor takes possession of Buyer’s Property and timely cures any Event of Default by Buyer. Nothing contained in this Section shall be deemed in anyway to limit or relieve Buyer from any liability to Seller under the terms of this Agreement.
21. Binding Effect. This Agreement shall inure to the benefit of and be binding on the successors and assigns of the parties.

22. Addresses. All correspondence and notices required to be given pursuant to this Agreement shall be given in writing and delivered at the following address (or at such other address as Seller, Buyer or Lender may subsequently specify in writing):

Seller:	Ameren Energy Generating Company One Ameren Plaza 1901 Chouteau Avenue P.O. Box 66149, MC 427 St. Louis, MO 63166-6149

Buyer:	One Earth Energy LLC 202 North Jordan Drive Gibson City, IL 60936

Lender:	First National Bank of Omaha 1620 Dodge St. Stop 1050 Omaha, NE 68197-1050 Attention: Fallon Savage
23. Time is of the Essence. Time is of the essence of this Agreement.
24. Additional Assurances. Each party shall execute, acknowledge and deliver such additional documents, writings or assurances as the other may periodically require so as to give full force and effect to the terms and conditions of this Agreement.
25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

The parties have executed this Agreement as of the date noted on page 1.

BUYER One Earth Energy LLC
By:	/s/ Steve Kelly
Steve Kelly, Its President

SELLER Ameren Energy Generating Company
By:	/s/ Charles Naslund
Its President

Attest:	/s/ Ronald S. Gieske
Assistant Secretary

STATE OF ILLINOIS	)
	)	SS:
COUNTY OF FORD	)
I, the undersigned, a notary public in and for said County, in the State aforesaid, to hereby certify that Steve Kelly, personally known to me to be the Manager of One Earth Energy LLC, whose name is subscribed to the foregoing instrument, appeared before me this day in person acknowledged that as such Manager he signed and delivered the said instrument of writing as Manager of said Limited Liability Company, pursuant to authority given by the Board of Directors of said Limited Liability Company, as his free and voluntary act and as the free and voluntary act and deed of said Limited Liability Company for the uses and purposes therein set forth.
Given under my hand and official seal this 9th day of December, 2008.

/s/ Larry Guy Brees
NOTARY PUBLIC

My Comm. Expires: 4/1/2012

STATE OF MISSOURI	)
	)	SS:
COUNTY OF ST. LOUIS	)
Official Seal
Larry Guy Brees
Notary Public State of Illinois
My Commission Expires 04/01/2012

I, the undersigned, a notary in and for said County, in the State aforesaid, do hereby certify that Charles Naslund, personally known to me to be the President of AmerenEnergy Generating Company, and Ronald S. Gieseke, personally known to me to be the Assistant Secretary of said Corporation, whose names are subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such President and Assistant Secretary they signed and delivered the said instrument of writing as President and Assistant Secretary of said Corporation and caused the corporate seal of said Corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said Corporation, as their free and voluntary act and as the free and voluntary act and deed of said Corporation for the uses and purposes therein set forth.
Given under my hand and official seal this day of December 15th, 2008.

/s/ Carolyn J. Shannon
NOTARY PUBLIC

Carolyn J. Shannon – Notary Public
Notary Seal, State of
Missouri – St. Louis County
Commission #08383264
My Commission Expires 3/2/2021
My Comm. Expires: 3/2/2012

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